Exhibit 99.2

News release for immediate release

Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com
Horace Mann reports third-quarter 2022 net income of 33 cents per share and core earnings* of 57 cents
•Household acquisition momentum strengthened with healthy customer retention in back-to-school season
•$19 million in earnings from Supplemental & Group Benefits segment, which includes employer-sponsored benefit products for K-12 school districts added in Madison National Life acquisition
◦Earnings diversification benefit of worksite business offset by ongoing effect of financial market volatility and continuing impact of inflation on Property & Casualty segment results
•Catastrophe losses contributed 9.6% to the combined ratio, in line with guidance and the company’s 10-year average for the third-quarter
•2022 full-year core EPS guidance revised to $1.70 to $2.00, reflecting third-quarter results and expectations for continued headwinds from inflation and financial market volatility
•Trajectory toward sustainable double-digit ROEs expected to resume in 2023 as share of education market grows; full-year 2023 core return on equity targeted for high-single digits

SPRINGFIELD, Ill., November 3, 2022 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three months ended September 30, 2022:

($ in millions, except per share amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Total revenues	$343.0	$329.6	4.1%	$1,036.1	$998.7	3.7%
Net income	13.9	16.3	-14.7%	15.9	102.3	-84.5%
Net investment losses, after tax	(10.1)	(5.1)	N.M.	(34.5)	(8.3)	N.M.
Core earnings*	24.0	21.4	12.1%	50.4	110.6	-54.4%
Adjusted core earnings*	27.5	23.4	17.5%	65.4	116.9	-44.1%
Per diluted share:
Net income	0.33	0.39	-15.4%	0.38	2.43	-84.4%
Net investment losses, after tax	(0.24)	(0.11)	N.M.	(0.82)	(0.19)	N.M.
Core earnings per diluted share*	0.57	0.50	14.0%	1.20	2.62	-54.2%
Adjusted core earnings per diluted share*	0.66	0.55	20.0%	1.56	2.77	-43.7%
Book value per share				26.32	43.30	-39.2%
Adjusted book value per share*				36.02	35.90	0.3%
Tangible book value per share*				29.96	31.28	-4.2%
N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States of America (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.

The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

“This year’s back-to-school season brought more agents back into schools to share Horace Mann solutions, meet with teachers, and provide financial wellness education, letting Horace Mann showcase our commitment to educators’ financial success,” said Horace Mann President and CEO Marita Zuraitis. “We’re pleased with this return to a more normal operating environment, even as Horace Mann’s results — along with those of the entire insurance industry — have been impacted by inflation and financial market volatility.
“Better access was key to the improved momentum we saw throughout the quarter,” Zuraitis added. “Agents are reporting strong interest from educators in our financial workshops on topics like Student Loan Solutions and financial wellness. These events often lead to new household relationships that support our sales growth. In addition, we are seeing progress in a variety of ways across the business; for example, voluntary supplemental sales rose 10%, auto sales were also up, largely in states where we are confident in the outlook for pricing, and application counts for individual life policies during back to school have been above last year.
“The 14% year-over-year increase in core EPS also illustrated the importance of the addition of employer-sponsored benefits to complement the value we bring to educators through local, trusted advisors with insurance and financial services solutions,” noted Zuraitis. “Our new Supplemental & Group Benefits segment has delivered $44 million in core earnings in the first nine months of 2022, including $19 million in the third quarter, helping to offset external events affecting our Property & Casualty and Life & Retirement segments.
“In line with the broader industry, the Property & Casualty segment underlying loss ratios reflected inflationary pressures,” Zuraitis said. “As the impact of inflation continues to unfold, our rate plans for auto and property have become more aggressive, both in size and timing, and will continue to evolve as circumstances warrant. In addition to rate action implemented in the first nine months of 2022, we now expect to increase auto rates by 15% to 16% over the next five quarters. We believe this plan - bolstered by non-rate underwriting actions - will result in a seasonally adjusted auto combined ratio under 100 by the fourth quarter of 2023. Further, we expect to increase property rates by 8% to 9% over the next five quarters, on top of increases of 7% to 8% due to higher coverage values. The combination should result in an overall average property premium increase in 2023 in the mid-teens.
“Finally, financial market volatility continues to be a headwind across the entire insurance sector. While each of our segments is benefiting from rising new money yields in our core investment portfolio, this has been offset by returns below our historical average for our limited partnership fund portfolio. In addition, the Life & Retirement segment continues to experience lower charges and fees on variable annuities and asset-based accounts, as well as market-performance related DAC unlocking.
“We now expect full-year 2022 core EPS between $1.70 and $2.00, a wider-than-typical range due to the variability of the current environment,” Zuraitis said. “While it is disappointing that external factors are slowing our progress, we remain as committed as ever to supporting the education market. We remain confident that this dedication, coupled with successful execution of our strategic initiatives, will result in a larger share of the education market over the coming years. As we look to 2023, we expect return on equity to reach the high-single digits as we resume our trajectory toward sustainable double-digit ROEs. Further, our capital generating capacity remains strong, and we remain committed to driving shareholder value. Deploying capital for growth is a key priority. In addition, we provide an attractive shareholder return through our cash dividends and the opportunistic share repurchase program.”

Operating Segment Results
Beginning with first quarter 2022, Horace Mann is reporting financial results in three operating segments: (1) Property & Casualty, (2) Life & Retirement, and (3) Supplemental & Group Benefits. The retail business, consisting of the Property & Casualty and Life & Retirement segments, provides insurance and financial services to individual educators through agency and direct channels. The Supplemental & Group Benefits segment provides voluntary and employer-sponsored benefits through school district employers. These worksite offerings help school districts attract and retain staff. This segment includes the results of Madison National Life Insurance Company, Inc. (Madison National) that was acquired effective January 1, 2022.
Property & Casualty segment results reflect impact of inflation
(All comparisons vs. same period in 2021, unless noted otherwise)
The Property & Casualty insurance segment primarily markets private passenger auto insurance and residential home insurance. Horace Mann offers standard auto coverages, including liability, collision and comprehensive. Property coverage includes both homeowners and renters policies. For both auto and property coverage, Horace Mann offers educators a discounted rate and the Educator Advantage® package of features. The Property & Casualty segment represented 46% of total revenues for the first nine months of 2022.

($ in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021	Change
Property & Casualty net premiums written*	$166.4	$163.8	1.6%		$464.0	$461.2	0.6%
Property & Casualty net income (loss) / core earnings (loss)*	(2.5)	(4.7)	46.8%		(19.4)	42.5	-145.6%
Property & Casualty combined ratio	107.5%	112.0%	-4.5	pts	110.9%	99.1%	11.8	pts
Property & Casualty underlying loss ratio*	69.3%	61.4%	7.9	pts	67.3%	60.0%	7.3	pts
Property & Casualty expense ratio	27.3%	27.5%	-0.2	pts	26.8%	26.2%	0.6	pts
Property & Casualty catastrophe losses	9.6%	25.1%	-15.5	pts	15.0%	14.5%	0.5	pts
Property & Casualty underlying combined ratio*	96.6%	88.9%	7.7	pts	94.1%	86.2%	7.9	pts
Auto combined ratio	110.8%	99.2%	11.6	pts	110.6%	92.1%	18.5	pts
Auto underlying loss ratio*	78.4%	70.6%	7.8	pts	77.0%	65.7%	11.3	pts
Property combined ratio	101.9%	136.1%	-34.2	pts	111.6%	112.4%	-0.8	pts
Property underlying loss ratio*	53.3%	43.5%	9.8	pts	50.1%	49.0%	1.1	pts

The Property & Casualty segment core loss improved over the prior year. The benefit of substantially lower catastrophe losses was partially offset by the impact of inflation and other factors on loss costs, which resulted in a lower segment combined ratio. In addition, segment net investment income was $8.0 million, reflecting the effect of equity market declines on private equity limited partnership fund returns, compared to $11.3 million in last year’s third quarter, when outsized returns in the limited partnership fund portfolio benefited this segment.
The property underlying loss ratio was 53.3% due to higher non-catastrophe water and fire losses. Catastrophe losses were $14.6 million, a significant portion of which was attributable to property damage from wind, thunderstorms and hail in the Midwest and the South. Hurricane Ian losses represented $3.3 million of the total catastrophe losses for the period, including less than $1.0 million in auto losses across all states and $2.5 million in property losses in North and South Carolina. The level of third-quarter catastrophe losses was below the company’s 10-year historical average of $17.2 million.
The auto underlying loss ratio increased 1.5 points sequentially and 7.8 points over last year, due to the ongoing impact of inflation and other loss cost factors that began impacting the insurance sector earlier this year. In addition, auto frequency moved closer to pre-pandemic levels. However, the company continues to implement rate and other underwriting actions that address these trends. Auto prior-accident year reserves were strengthened by $2.0 million due to impact of higher medical costs and social inflation on bodily injury cases, largely from accident-year 2021.
As expected, Property & Casualty net premiums written were slightly above last year’s third quarter. The year-over-year increase in property average net premiums improved sequentially to 9.2% from 7.5% in the second quarter as rate increases and inflation adjustments to coverage values take effect. The company expects the overall impact on average premiums of planned rate changes and inflation adjustments will rise to the mid teens in 2023. Rate increases will reflect changes in the level of weather activity.
Reflecting rate actions taken throughout 2022, the increase in average written premiums for auto policies improved sequentially to 4.4% from 1.6% in the second quarter. Reflecting rate actions in the first nine months of 2023 and the current plan for rate increases through year-end 2023, the rate plan anticipates auto rates rising a minimum of 15% to 16% over the next five quarters supplemented by non-rate underwriting actions.
Life & Retirement segment core earnings of $12.7 million
(All comparisons vs. same period in 2021, unless noted otherwise)
The Life & Retirement segment markets 403(b) tax-qualified fixed, fixed indexed and variable annuities; the Horace Mann Retirement Advantage® open architecture platform for 403(b)(7) and other defined contribution plans; and other retirement products to educators as well as traditional term and whole life insurance products. Horace Mann is one of the largest participants in the K-12 educator portion of the 403(b) tax-qualified annuity market, measured by 403(b) net premiums written on a statutory accounting basis. The Life & Retirement segment represented 36% of total revenues for the first nine months of 2022.

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change
Life & Retirement net income / core earnings*	$12.7	$19.1	-33.5%	$41.8	$47.0	-11.1%
Life & Retirement adjusted core earnings*	13.1	18.8	-30.3%	47.5	46.3	2.6%
Life annualized sales*	2.2	2.0	10.0%	6.2	6.4	-3.1%
Life mortality costs	11.1	10.3	7.8%	31.5	33.4	-5.7%
Net annuity contract deposits*	108.1	121.4	-11.0%	324.3	344.6	-5.9%
Annuity assets under management(1)				4,731.6	5,246.9	-9.8%
Total assets under administration(2)				7,914.5	9,352.7	-15.4%
(1)     Amount reported as of September 30, 2022 excludes $600.8 million of assets under management held under modified coinsurance reinsurance.
(2)    Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Life & Retirement segment core earnings were down 33.5%, due to a decline in the net interest margin. In addition, charges and fees on variable annuities and asset-based accounts were lower due to market volatility. Higher mortality was offset by lower operating expenses. Adjusted core earnings, which excludes DAC unlocking, were down 30.3%.
For the Retirement business, net annuity contract deposits increased 3.7% sequentially to $108.1 million. Educators continue to begin their relationship with Horace Mann through 403(b) retirement savings products, including the company’s attractive annuity products, which provide encouraging cross-sell opportunities. Total cash value persistency remained strong at 94.0%. The net interest spread was 193 basis points.
Horace Mann currently has $4.7 billion in annuity assets under management, including $2.2 billion of fixed annuities, $2.0 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration, which includes Retirement Advantage and other advisory and recordkeeping assets, was down from a year ago as equity market performance affects assets under management.

Supplemental & Group Benefits segment core earnings of $19.2 million
(All comparisons vs. same period in 2021, unless noted otherwise)
The Supplemental & Group Benefits segment markets employer-sponsored group worksite solutions for districts and other public employers, as well as voluntary products typically distributed through the worksite channel. The worksite business provides group term life, disability and specialty health insurance along with voluntary supplemental products including cancer, heart, hospital, supplemental disability and accident coverages. The Supplemental & Group Benefits segment represented 22% of total revenues for the first nine months of 2022.

($ in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021	Change
Supplemental & Group Benefits net income / core earnings*	19.2	11.5	67.0%		$43.6	$34.8	25.3%
Supplemental & Group Benefits adjusted core earnings*	22.3	13.8	61.6%		52.9	41.8	26.6%
Pretax profit margin(1)	33.8%	37.0%	-3.2	pts	24.6%	37.9%	-13.3	pts
Net premiums earned	$68.3	$31.7	115.5%		$207.3	$96.4	115.0%
Voluntary products sales*	2.2	2.0	10.0%		5.8	4.2	38.1%
Employer-sponsored products sales*	2.2	—	N.M.		5.8	—	N.M.
Voluntary products benefits ratio	31.4%	33.9%	-2.5	pts	31.7%	31.8%	-0.1	pts
Employer-sponsored products benefits ratio	25.0%	—	N.M.		44.8%	—	N.M.
(1)    Measured to total revenues.

Supplemental & Group Benefits segment core earnings were up 67.0% with adjusted core earnings up 61.6%, largely due to seasonal fluctuations in benefits and settlement expenses. Adjusted core earnings exclude the non-cash impact of amortization of intangible assets under purchase accounting that reduced core earnings by $4.0 million pretax vs. $2.9 million in the third quarter of 2021. Segment net investment income rose 20.8%, largely due to the addition of the Madison National portfolio in 2022.
The pre-tax profit margin reflected the addition of the newly acquired employer-sponsored products. Year-to-date benefit ratios for the voluntary and employer-sponsored products lines are near longer-term targets, despite expected quarterly fluctuations due to seasonality and other factors.
Total sales for the segment were $4.4 million. Sales of voluntary products were $2.2 million, a 10.0% increase over prior year, with persistency remaining very strong at 91.3%. Sales of employer-sponsored products added another $2.2 million.

Consolidated Results
Horace Mann’s investment strategy is primarily focused on generating income to support product liabilities, and balances principal protection and risk. Total net investment income includes net investment income on the investment portfolio managed by Horace Mann, as well as accreted investment income on the deposit asset on reinsurance related to the company’s reinsurance of policy liabilities related to legacy individual annuities written in 2002 or earlier. The Corporate segment reduced total revenues by $43.4 million for the first nine months of 2022.
Net investment income of $98 million
(All comparisons vs. same period in 2021, unless noted otherwise)

($ in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021		Change
Pretax net investment income - investment portfolio	$70.9	$78.1	-9.2%		$223.3	$233.3		-4.3%
Pretax investment income - deposit asset on reinsurance	26.7	25.6	4.3%		77.4	75.1		3.1%
Total pretax net investment income	97.6	103.7	-5.9%		300.7	308.4		-2.5%
Pretax net investment losses	(12.8)	(6.5)	N.M		(43.8)	(10.6)		N.M.
Pretax net unrealized investment gains (losses) on fixed maturity securities					(632.0)	466.4		N.M.
Investment yield, excluding limited partnership interests, pretax - annualized	4.26%	4.34%	-0.08	pts	4.28%	4.25%	0.03	pts
N.M. - Not meaningful.

Total net investment income was down $6.1 million with net investment income on the managed portfolio down $7.2 million. The decline was almost entirely due to returns below our historical average in the limited partnership funds portfolio. New money yields continue to exceed portfolio yields in the core fixed maturity securities portfolio.

The fixed maturity securities portfolio was in a net unrealized investment loss position of $632 million pretax at September 30, 2022, primarily due to the rising interest rate environment. Realized investment losses were largely due to portfolio repositioning activities to improve book yield as well as declines in the fair value of equity securities and impairments.
Adjusted book value per share* flat year over year
At September 30, 2022, shareholders’ equity was $1.08 billion, or $26.32 per share, as higher interest rates resulted in net unrealized investment losses on fixed maturity securities. Excluding the unrealized losses, shareholders’ equity was $1.47 billion, or $36.02 per share*. During the third quarter, Horace Mann repurchased 295,445 shares of common stock at an average price of $33.87, with year-to-date repurchases totaling 670,816 shares. As of September 30, 2022, $41.3 million remained authorized for future repurchases under the share repurchase program authorized in 2022.
At September 30, 2022, total debt was $497.9 million, with $249.0 million outstanding on the company’s line of credit. Interest expense on the line of credit was $1.6 million in the third quarter compared to $0.4 million last year. The ratio of debt-to-capital excluding net unrealized investment gains/losses* was 25.3% at September 30, 2022, which aligns with levels appropriate for the company’s current financial strength ratings.
Segment outlook for 2022
Horace Mann’s expectation for 2022 core EPS is now $1.70 to $2.00, reflecting third-quarter results and expectations for continued headwinds from inflation and stock market volatility. Total net investment income from the managed portfolio for 2022 is now expected to be between $295 million and $305 million. Fourth quarter commercial mortgage loan fund balances are expected to be lower than anticipated due to slower capital call activity and limited partnership fund returns are expected to be below historical averages.
Revised guidance for each segment reflects the following:
•Property & Casualty segment 2022 core loss now expected to be $13 million to $19 million, reflecting nine-month results and updated fourth-quarter outlook: Fourth-quarter results are expected to reflect the continued impact of inflation, normal seasonality in auto loss patterns and catastrophe losses in line with the company’s 10-year average of approximately $5 million for this period.
•Life & Retirement segment 2022 core earnings still expected to be in the range of $56 million to $59 million, reflecting nine-month results: The company continues to expect the full-year net investment spread will be below the 2021 level of 290 due to the revised outlook for net investment income.
•Supplemental & Group Benefits segment 2022 core earnings now expected to be $55 million to $58 million, reflecting nine-month results: The company continues to expect full-year 2022 benefit ratios will be in line with its longer-term targets of approximately 35% for voluntary products and approximately 50% for employer-sponsored products.
Quarterly webcast
Horace Mann’s senior management will discuss the company’s third-quarter financial results with investors on Nov. 4, 2022 at 11:00 a.m. Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.
About Horace Mann
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educational community. Founded by Educators for Educators® in 1945, Horace Mann is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
Safe Harbor Statement and Non-GAAP Measures
Certain statements included in this news release, including those regarding our earnings outlook, expected catastrophe losses, our investment strategies, our plans to implement additional rate actions, our plans relating to share repurchases and dividends, our efforts to enhance customer experience and expand our products and solutions to more educators, our strategies to create sustainable long-term growth and double-digit ROEs, our strategy to achieve a larger share of the education market, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Horace Mann and its subsidiaries. Horace Mann cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond Horace Mann’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements included in this document. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Information” sections included in Horace Mann’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC). The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Horace Mann does not undertake to update any particular forward-looking statement included in this document if we later become aware that such statement is not likely to be achieved.
Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to Horace Mann’s SEC filings.

# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)

($ in millions, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Earnings Summary
Net income	$13.9	$16.3	-14.7%	$15.9	$102.3	-84.5%
Net investment losses, after tax	(10.1)	(5.1)	N.M.	(34.5)	(8.3)	N.M.
Core earnings*	24.0	21.4	12.1%	50.4	110.6	-54.4%
Adjusted core earnings*	27.5	23.4	17.5%	65.4	116.9	-44.1%

Per diluted share:
Net income	$0.33	$0.39	-15.4%	$0.38	$2.43	-84.4%
Net investment losses, after tax	(0.24)	(0.11)	N.M.	(0.82)	(0.19)	N.M.
Core earnings*	0.57	0.50	14.0%	1.20	2.62	-54.2%
Adjusted core earnings*	0.66	0.55	20.0%	1.56	2.77	-43.7%

Weighted average number of shares and equivalent shares (in millions) - Diluted	41.6	42.2	-1.4%	41.9	42.2	-0.7%

Return on Equity
Net income return on equity - LTM(1)	3.8%	8.5%		3.8%	8.5%
Net income return on equity - annualized	4.8%	3.6%		1.5%	7.6%
Core return on equity - LTM*(2)	6.1%	10.9%		6.1%	10.9%
Core return on equity - annualized*	6.5%	5.8%		4.5%	10.1%
Adjusted core return on equity - LTM*(3)	7.3%	11.5%		7.3%	11.5%
Adjusted core return on equity - annualized*	7.5%	6.3%		5.8%	10.7%

Financial Position
Per share:(4)
Book value				$26.32	$43.30	-39.2%
Effect of net unrealized investment gains (losses) on fixed maturity securities(5)				$(9.70)	$7.40	N.M.
Dividends paid	$0.32	$0.31	3.2%	$0.96	$0.93	3.2%
Ending number of shares outstanding (in millions)(4)				40.9	41.5	-1.4%
Total assets				$13,314.1	$14,266.0	-6.7%
Short-term debt				249.0	135.0	84.4%
Long-term debt				248.9	253.6	-1.9%
Total shareholders’ equity				1,076.6	1,796.4	-40.1%

Additional Information
Net investment losses
Before tax	$(12.8)	$(6.5)	N.M.	$(43.8)	$(10.6)	N.M.
After tax	(10.1)	(5.1)	N.M.	(34.5)	(8.3)	N.M.
Per share, diluted	$(0.24)	$(0.11)	N.M.	$(0.82)	$(0.19)	N.M.
N.M. - Not meaningful.
(1)    Based on last twelve months net income and average quarter-end shareholders’ equity.
(2)    Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(3)    Based on last twelve months adjusted core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(4)    Ending shares outstanding were 40,898,170 at September 30, 2022 and 41,487,287 at September 30, 2021.
(5)    Net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION
Consolidated Statements of Operations and Data (Unaudited)

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Consolidated Statements of Operations
Net premiums and contract charges earned	$257.8	$225.4	14.4%	$769.5	$678.8	13.4%
Net investment income	97.6	103.7	-5.9%	300.7	308.4	-2.5%
Net investment losses	(12.8)	(6.5)	N.M.	(43.8)	(10.6)	N.M.
Other income	0.4	7.0	-94.3%	9.7	22.1	-56.1%
Total revenues	343.0	329.6	4.1%	1,036.1	998.7	3.7%

Benefits, claims and settlement expenses	173.6	164.8	5.3%	558.2	446.2	25.1%
Interest credited	45.9	51.9	-11.6%	129.1	153.7	-16.0%
Operating expenses	75.6	64.3	17.6%	229.7	182.8	25.7%
DAC unlocking and amortization expense	23.3	22.9	1.7%	76.7	70.5	8.8%
Intangible asset amortization expense	4.2	3.3	27.3%	12.6	9.8	28.6%
Interest expense	5.3	3.4	55.9%	13.5	10.4	29.8%
Total benefits, losses and expenses	327.9	310.6	5.6%	1,019.8	873.4	16.8%

Income before income taxes	15.1	19.0	-20.5%	16.3	125.3	-87.0%
Income tax expense	1.2	2.7	-55.6%	0.4	23.0	-98.3%
Net income	$13.9	$16.3	-14.7%	$15.9	$102.3	-84.5%

Net Premiums Written and Contract Deposits*
Property & Casualty	$166.4	$163.8	1.6%	$464.0	$461.2	0.6%
Life & Retirement	138.0	150.8	-8.5%	408.0	427.4	-4.5%
Supplemental & Group Benefits	68.3	31.6	116.1%	206.8	96.2	115.0%
Total	$372.7	$346.2	7.7%	$1,078.8	$984.8	9.5%

Segment Net Income (Loss)
Property & Casualty	$(2.5)	$(4.7)	-46.8%	$(19.4)	$42.5	-145.6%
Life & Retirement	12.7	19.1	-33.5%	41.8	47.0	-11.1%
Supplemental & Group Benefits	19.2	11.5	67.0%	43.6	34.8	25.3%
Corporate & Other(1)	(15.5)	(9.6)	-61.5%	(50.1)	(22.0)	-127.7%
Consolidated net income	$13.9	$16.3	-14.7%	$15.9	$102.3	-84.5%
N.M. - Not meaningful.
(1)    Corporate & Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 13.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021	Change
Property & Casualty
Net premiums written*	$166.4	$163.8	1.6%		$464.0	$461.2	0.6%
Net premiums earned	152.4	153.3	-0.6%		452.5	464.1	-2.5%
Net investment income	8.0	11.3	-29.2%		22.9	43.8	-47.7%
Other income	0.7	0.7	—%		2.7	4.0	-32.5%
Losses and loss adjustment expenses (LAE)	122.3	129.5	-5.6%		380.8	338.2	12.6%
Operating expenses (includes amortization expense)	41.6	42.1	-1.2%		121.1	121.5	-0.3%
Interest expense	—	—	N.M.		—	0.1	-100.0%
Income (loss) before income taxes	(2.8)	(6.3)	55.6%		(23.8)	52.1	-145.7%
Net income (loss)	(2.5)	(4.7)	46.8%		(19.4)	42.5	-145.6%
Core earnings (loss)*	(2.5)	(4.7)	46.8%		(19.4)	42.5	-145.6%
Net investment income, after tax	6.8	9.4	-27.7%		19.4	36.1	-46.3%

Catastrophe losses
After tax	11.5	30.5	-62.3%		53.4	53.0	0.8%
Before tax	14.6	38.6	-62.2%		67.6	67.1	0.7%
Prior years’ reserve development, before tax(1)
Auto	2.0	(2.0)	N.M.		14.0	(5.0)	N.M.
Property and other	—	(1.0)	N.M.		(6.0)	(2.2)	N.M.
Total	2.0	(3.0)	N.M.		8.0	(7.2)	N.M.

Operating statistics:
Loss and loss adjustment expense ratio	80.2%	84.5%	-4.3	pts	84.1%	72.9%	11.2	pts
Expense ratio	27.3%	27.5%	-0.2	pts	26.8%	26.2%	0.6	pts
Combined ratio	107.5%	112.0%	-4.5	pts	110.9%	99.1%	11.8	pts
Effect on the combined ratio of:
Catastrophe losses	9.6%	25.1%	-15.5	pts	15.0%	14.5%	0.5	pts
Prior years’ reserve development(1)	1.3%	-2.0%	3.3	pts	1.8%	-1.6%	3.4	pts
Combined ratio excluding the effects of catastrophe losses and prior years’ reserve development (underlying combined ratio)*	96.6%	88.9%	7.7	pts	94.1%	86.2%	7.9	pts

Risks in force (in thousands)					540	559	-3.4%
Auto(2)					368	381	-3.4%
Property					172	178	-3.4%

Household Retention - LTM
Auto(3)					86.9%	85.1%	1.8	pts
Property(3)					89.5%	88.1%	1.4	pts
N.M. - Not meaningful.
(1)    (Favorable) unfavorable.
(2)    Includes assumed risks in force of 4.
(3)    Retention is based on retained households. History has been restated to reflect this change.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021		Change
Life & Retirement
Net premiums written and contract deposits*	$138.0	$150.8	-8.5%	$408.0	$427.4		-4.5%

Net premiums and contract charges earned	37.1	40.4	-8.2%	109.7	118.3		-7.3%
Net investment income	81.4	85.8	-5.1%	254.0	247.4		2.7%
Other income	4.1	5.1	-19.6%	13.4	14.9		-10.1%

Death benefits / mortality cost(1)	11.1	10.3	7.8%	31.5	33.4		-5.7%
Interest credited	45.5	51.8	-12.2%	128.4	153.4		-16.3%
Change in reserves	21.6	14.5	49.0%	65.8	44.0		49.5%
Operating expenses	24.2	25.7	-5.8%	74.8	74.0		1.1%
DAC amortization expense, excluding unlocking	6.7	6.6	1.5%	21.3	20.1		6.0%
DAC unlocking	0.2	(0.8)	N.M	6.4	(1.8)		N.M.
Intangible asset amortization expense	0.2	0.4	-50.0%	0.8	1.0		-20.0%

Income before income taxes	13.1	22.8	-42.5%	48.1	56.5		-14.9%
Income tax expense	0.4	3.7	-89.2%	6.3	9.5		-33.7%
Net income	12.7	19.1	-33.5%	41.8	47.0		-11.1%
Core earnings*	12.7	19.1	-33.5%	41.8	47.0		-11.1%
Adjusted core earnings*	13.1	18.8	-30.3%	47.5	46.3		2.6%

Life policies in force (in thousands)				162	163		-0.6%
Life insurance in force				$19,815	$19,384		2.2%
Lapse ratio - 12 months(1)				4.0%	3.8%	0.2	pts

Annuity contracts in force (in thousands)				227	229		-0.9%
Retirement Advantage® contracts in force (in thousands)				16	14		14.3%
Total Persistency - LTM				94.0%	94.7%	-0.7	pts
N.M. - Not meaningful.
(1)    Ordinary life insurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021	Change
Supplemental & Group Benefits
Net premiums and contract charges earned	$68.3	$31.7	115.5%		$207.3	$96.4	115.0%
Net investment income	8.7	7.2	20.8%		25.4	19.0	33.7%
Other income	(5.2)	0.6	N.M.		(8.4)	1.9	N.M.
Benefits, settlement expenses and change in reserves	18.6	10.5	77.1%		80.1	30.7	160.9%
Interest credited	0.4	0.1	N.M.		0.7	0.2	N.M.
Operating expenses (includes DAC unlocking and amortization expense)	24.5	11.4	114.9%		76.5	33.1	131.1%
Intangible asset amortization expense	4.0	2.9	37.9%		11.8	8.8	34.1%
Income before income taxes	24.3	14.6	66.4%		55.2	44.5	24.0%
Net income	19.2	11.5	67.0%		43.6	34.8	25.3%
Core earnings*	19.2	11.5	67.0%		43.6	34.8	25.3%
Adjusted core earnings*	22.3	13.8	61.6%		52.9	41.8	26.6%

Benefits ratio(1)	27.8%	33.4%	-5.6	pts	39.0%	32.1%	6.9	pts
Operating expense ratio(2)	34.1%	28.9%	5.2	pts	34.1%	28.2%	5.9	pts
Pretax profit margin(3)	33.8%	37.0%	-3.2	pts	24.6%	37.9%	-13.3	pts

Voluntary products benefits ratio	31.4%	33.9%	-2.5	pts	31.7%	31.8%	-0.1	pts
Voluntary premium persistency (rolling 12 months)	91.3%	92.2%	-0.9	pts	91.3%	92.2%	-0.9	pts
Employer-sponsored products benefits ratio	25.0%	—%	N.M.		44.8%	—%	N.M.
N.M. - Not meaningful.
(1)    Ratio of benefits to net premiums earned.
(2)    Ratio of operating expenses to total revenues.
(3)    Ratio of income before taxes to total revenues.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Corporate & Other(1)
Components of loss before tax:
Net investment losses	$(12.8)	$(6.5)	N.M.	$(43.8)	$(10.6)	N.M.
Interest expense	(5.3)	(3.4)	-55.9%	(13.5)	(10.3)	-31.1%
Other operating expenses, net investment income and other income	(1.4)	(2.2)	36.4%	(5.9)	(6.9)	14.5%
Loss before income taxes	(19.5)	(12.1)	-61.2%	(63.2)	(27.8)	-127.3%
Net loss	(15.5)	(9.6)	-61.5%	(50.1)	(22.0)	-127.7%
Core loss*	(5.4)	(4.5)	-20.0%	(15.6)	(13.7)	-13.9%
Investments
Life & Retirement
Fixed maturity securities, at fair value (amortized cost, net 2022, $4,542.0; 2021, $4,746.7)				$4,052.8	$5,120.3	-20.8%
Equity securities, at fair value				90.1	112.2	-19.7%
Short-term investments				19.7	32.6	-39.6%
Policy loans				139.0	143.1	-2.9%
Limited partnership interests				708.6	404.5	75.2%
Other investments				54.7	51.2	6.8%
Total Life & Retirement investments				5,064.9	5,863.9	-13.6%
Property & Casualty
Fixed maturity securities, at fair value (amortized cost, net 2022, $590.4; 2021, $704.6)				540.7	768.9	-29.7%
Equity securities, at fair value				15.7	30.6	-48.7%
Short-term investments				5.3	13.5	-60.7%
Limited partnership interests				192.2	171.2	12.3%
Other investments				1.0	1.1	-9.1%
Total Property & Casualty investments				754.9	985.3	-23.4%
Supplemental & Group Benefits
Fixed maturity securities, at fair value (amortized cost, net 2022, $771.7; 2021, $594.3)				678.6	622.8	9.0%
Equity securities, at fair value				7.0	8.5	-17.6%
Short-term investments				22.6	5.7	N.M.
Policy loans				0.8	0.8	—%
Limited partnership interests				96.7	39.7	143.6%
Other investments				7.6	3.2	137.5%
Total Supplemental & Group Benefits investments				813.3	680.7	19.5%
Corporate & Other
Equity securities, at fair value				1.0	1.0	—%
Short-term investments				3.9	0.4	N.M.
Total Corporate & Other investments				4.9	1.4	N.M.
Total investments				$6,638.0	$7,531.3	-11.9%
Net investment income - investment portfolio
Before tax	$70.9	$78.1	-9.2%	$223.3	$233.3	-4.3%
After tax	56.5	62.2	-9.2%	177.7	185.8	-4.4%
Investment income - deposit asset on reinsurance
Before tax	$26.7	25.6	4.3%	$77.4	75.1	3.1%
After tax	21.0	20.2	4.0%	61.1	59.3	3.0%
N.M. - Not meaningful.
(1)    The Corporate & Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.